UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

_________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
_________________

Date of Report (Date of earliest event reported):  January 3, 2011

Alliqua, Inc.
(Exact Name of Registrant as Specified in Charter)

Florida	000-29819	58-2349413
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

850 Third Avenue Suite 1801 New York, New York	10022
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (646) 218-1450

HepaLife Technologies, Inc.
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 3, 2011, the Board of Directors (the “Board”) of Alliqua, Inc. (formerly known as HepaLife Technologies, Inc.) (the “Company”), appointed the following persons to serve as directors of the Company commencing on January 3, 2011 for the term, class and on the Board committee(s) opposite each person’s name:

Name	Class	Expiration of Initial Term of Service	Committee(s)
Joseph M. Leone	I	2013	Audit Committee Nominating and Corporate Governance Committee
Michael Goldberg, M.D.	II	2011	Compensation Committee
Kenneth Pearsen, M.D.	II	2011	Nominating and Corporate Governance Committee
Jeffrey Sklar	III	2012	Audit Committee Compensation Committee
Nochum Stein	III	2012	Nominating and Corporate Governance Committee

Also on January 3, 2011, the Board approved the formation of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee, as well as the adoption each committee’s respective charter.  The committee charters will be made available promptly on the Company’s website, www.alliqua.com, under the “Corporate Governance” subsection of the “Investors” section.

Pursuant to an offer letter executed and delivered by the Company to each director in connection with his appointment as a director effective January 3, 2011, each of the new directors listed above will receive an annual fee of $27,000, payable monthly (the “Retainer”), plus reimbursement of certain out-of-pocket costs incurred in connection with activities as a Board member.  The Retainer shall, at each director’s option, be payable each month by the Company in cash or shares of the Company’s common stock based on the closing bid price of the common stock on the Company’s Principal Market (as defined below) on the business day immediately preceding any payment date.  If the common stock is not listed on a Principal Market, the shares of common stock payable shall be valued by the other members of the Board, acting in good faith.  “Principal Market” shall mean (a) a registered national stock exchange, or (b) if the Company’s common stock is not traded on a registered national stock exchange, the OTC Bulletin Board (or any similar organization or agency succeeding its functions of reporting prices), or (c) if the Company’s common stock is not traded on a registered national stock exchange or authorized for quotation on the OTC Bulletin Board, the Pink OTC Markets Inc.

In addition, effective January 3, 2011, each director was granted options to purchase 250,000 shares of the Company’s common stock at an exercise price equal to the closing bid price of the Company’s common stock on its Principal Market on January 3, 2011.  The options are for a ten year term and shall be fully vested and exercisable immediately on the date of grant.  The foregoing description of the material terms of the offer letters with each of the new directors is qualified in its entirety by a copy of the form of director offer letter attached hereto as Exhibit 10.1.

Each director also entered into an Indemnification Agreement with the Company, effective January 3, 2011, in order that each new director could serve as a director of the Company free from undue concern for unwarranted claims for damages arising out of or related to such services to the Company.  Pursuant to the Indemnification Agreement, the Company has agreed to indemnify each director and the Indemnification Agreement prescribes the procedures by which such indemnification is provided.  The foregoing description of the Indemnification Agreement with each of the new directors is qualified in its entirety by a copy of the form of Indemnification Agreement attached hereto as Exhibit 10.2.

There was no arrangement or understanding between any of the new directors listed above and any other persons pursuant to which each person was selected as a director.   In addition, since the beginning of the Company’s last fiscal year, there have been no transactions with the Company, and there are currently no proposed transactions with the Company, in which any of the new directors listed above had or will have a direct or indirect material interest within the meaning of Item 404(a) of Regulation S-K, except as follows.  Mr. Nachum Stein maintains voting and dispositive power over certain entities, namely Alexander Hasenfeld Profit Sharing Plan, American European Group, American European Insurance Company, F&N Associates and HSI Partnership, that purchased an aggregate of 3,200,000 shares of the Company’s common stock for an aggregate purchase price of $400,000 in connection with a private placement transaction on May 11, 2010.  The total value received by the Company from all third party investors (including the above named entities) in connection with the private placement transaction was $1,175,000.

Item 5.05  Amendments to the Registrant’s Code of Ethics, or Waiver of a Provision of the Code of Ethics.

Effective January 3, 2011, the Board adopted a new Code of Business Conduct and Ethics (the “Code of Ethics”) applicable to the Company’s directors, officers and employees, superseding and replacing the prior Amended and Restated Code of Corporate Governance and Ethics.  The Code of Ethics was adopted to comply with the rules of NYSE Amex and to help ensure such persons act in accordance with applicable laws and observe the highest ethical standards in their business dealings. The foregoing is qualified in its entirety by reference to the full text of the Code of Ethics attached hereto as Exhibit 14.1 and is incorporated herein by reference.  The Code of Ethics will also be made available promptly on the Company’s website, www.alliqua.com, under the “Corporate Governance” subsection of the “Investors” section.

Item 9.01 Financial Statements and Exhibits.

(d) The following exhibits are furnished with this Report on Form 8-K.

Exhibit 10.1                Form of Offer Letter
Exhibit 10.2                Form of Indemnification Agreement
Exhibit 14.1                Code of Business Conduct and Ethics, effective January 3, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALLIQUA, INC.

Date: January 5, 2011	By:	/s/ Richard Rosenblum
Name: Richard Rosenblum
Title: President